As filed with the Securities and Exchange Commission on March 2, 2020
Registration No. 333-213271

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________
Post-Effective Amendment No. 15
to
Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

CIM Income NAV, Inc.
(Exact Name of Registrant as Specified in its Governing Instruments)
____________________________________________________________
2398 East Camelback Road
4th Floor
Phoenix, AZ 85016
(602) 778-8700
(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)
____________________________________________________________
 Nathan D. DeBacker
CIM Income NAV, Inc.
Chief Financial Officer and Treasurer
2398 East Camelback Road
4th Floor
Phoenix, AZ 85016
(602) 778-8700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
____________________________________________________________
Copies to:
Lauren B. Prevost, Esq.
Seth K. Weiner, Esq.
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326-1044
(404) 233-7000
____________________________________________________________
 Approximate date of commencement of proposed sale to the public:     This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☑ Registration No.  333-213271
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☑
Smaller reporting company	☐	Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
______________________________________
Explanatory Note
This Post-Effective Amendment No. 15 to the Registration Statement on Form S-11 (No. 333-213271) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with such Registration Statement.

PART II
Information Not Required in the Prospectus

Item 36.    Financial Statements and Exhibits

(b) Exhibits.
The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
1.1
Fourth Amended and Restated Dealer Manager Agreement by and between CIM Income NAV, Inc. and CCO Capital, LLC, dated February 28, 2020 (Incorporated by reference to Exhibit 1.1 of CIM Income NAV, Inc.’s Current Report on Form 8-K (File No. 000-55187), filed February 28, 2020).

1.2	Form of Selected Dealer Agreement (Incorporated by reference to Exhibit 1.2 of CIM Income NAV, Inc.’s Current Report on Form 8-K (File No. 000-55187), filed February 28, 2020).
4.1
Second Amended and Restated Multiple Class Plan of CIM Income NAV, Inc., effective February 28, 2020 (Incorporated by reference to Exhibit 4.1 of CIM Income NAV, Inc.’s Current Report on Form 8-K (File No. 000-55187), filed February 28, 2020).

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing this Post-Effective Amendment No. 15 to its Registration Statement on Form S-11 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 2nd day of March, 2020.

CIM Income NAV, Inc.

By:	/s/ NATHAN D. DEBACKER
Name:	Nathan D. DeBacker
Title:	Chief Financial Officer and Treasurer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

/s/ RICHARD S. RESSLER	Chief Executive Officer, President and Chairman of the Board of Directors	March 2, 2020
Richard S. Ressler	(Principal Executive Officer)

/s/ NATHAN D. DEBACKER	Chief Financial Officer and Treasurer	March 2, 2020
Nathan D. DeBacker	(Principal Financial Officer)

/s/ JEFFREY R. SMITH	Vice President of Accounting	March 2, 2020
Jeffrey R. Smith	(Principal Accounting Officer)

*	Independent Director	March 2, 2020
George N. Fugelsang

*	Independent Director	March 2, 2020
Richard J. Lehmann

*	Independent Director	March 2, 2020
Roger D. Snell

*	Independent Director	March 2, 2020
W. Brian Kretzmer

/s/ AVRAHAM SHEMESH	Director	March 2, 2020
Avraham Shemesh

/s/ ELAINE Y. WONG	Director	March 2, 2020
Elaine Y. Wong

* By:	/s/ NATHAN D. DEBACKER
Nathan D. DeBacker, as attorney in fact

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